Exhibit 4.5
NORTHWEST BIOTHERAPEUTICS, INC.
LOAN AGREEMENT and
PROMISSORY NOTE

US $4 million	May 6, 2008
SECTION 1. GENERAL.
Al Rajhi Holdings WLL, a Bahrain company with offices at Al Moayyed Towers, Seef District, Manama Bahrain, (“Al Rajhi” or the “Holder”) hereby grants to Northwest Biotherapeutics, Inc., a Delaware corporation (the “Maker” or the “Company”) an unsecured bridge term loan facility of Four Million Dollars (US$4.0 million) (the “Principal Amount”) subject to the terms of this Loan Agreement and Promissory Note (this “Note”). The funding at closing of this Note will be US$4.0 million, and the repayment on the Maturity Date will be US$4.24 million (the “Repayment Amount”). The Repayment Amount minus the Principal Amount shall constitute original issue discount (“OID”). At the Maturity Date, up to US$240,000 of the Repayment Amount may, at the election of the Holder in its sole discretion, be paid in common stock of the Company on the terms set forth in this Note (including, without limitation, the pricing set forth in Section 11 hereof). Al Rajhi shall forthwith following execution of this Note advance the Principal Amount to the Company at the account notified to Al Rajhi by the Company.
Following receipt of the Principal Amount and for value received, the Company hereby promises to pay the Repayment Amount to the order of the Al Rajhi or its assigns, in accordance with this Note, on October 30, 2008, or such earlier date as may be applicable under Sections 3 and 4 hereof (the “Maturity Date”).
SECTION 2. PRE-PAYMENT.
This Note may be pre-paid in whole or in part prior to the Maturity Date, at the election of the Maker. Any such pre-payment shall have no effect upon the Repayment Amount.
SECTION 3. DEFAULT PAYMENT.
Upon the occurrence of an Event of Default (as defined in Section 4 hereof) after notice as provided in Section 17.1 hereof (“Event of Default”), default payments shall become due and payable on any unpaid Repayment Amount that remains outstanding after the applicable Maturity Date (the “Default Principal”). The default payments shall be assessed on a monthly basis at the beginning of each month or partial month in which any Default Principal remains outstanding. Such default payments shall be a fixed amount relating to such month or partial month, and shall not be pro rated if the Default Principal is repaid by the Maker during such month. The amount of such default payments shall be equal to the lowest of (i) 0.25% percent of the Default Principal per month or partial month that such Default Principal remains outstanding, representing an annualized rate of Default Payments of three percent (3%) per annum, or (ii) the maximum rate permitted under applicable rules and regulations of the SBA, or (iii) the maximum rate allowed by law (the “Default Payments”). Such Default Payments shall commence upon the occurrence of an Event of Default and continue until such Event of Default is fully cured or waived. The Default Payments shall be paid in common stock of the Company, at a price per share as provided in Section 11 hereof.
SECTION 4. DEFAULTS.
     4.1 Definitions. Each occurrence of any of the following events shall constitute an “Event of Default”:
          (a) if a default occurs in the payment of any Repayment Amount, or other amounts due under this Note, whether at the due date thereof or upon acceleration thereof, and such default remains uncured for ten (10) business days after written notice thereof from Holder;
          (b) if any representation or warranty of Maker made herein shall have been false or misleading in any material respect, or shall have contained any material omission, as of the date hereof;
          (c) if a material default occurs in the due observance or performance on the part of Maker of any covenant or agreement to be observed or performed pursuant to the terms of this Note and such default remains uncured for ten (10) business days after written notice thereof from Holder;
          (d) if Maker shall (i) discontinue its business, (ii) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of Maker or any of its property, (iii) make a general assignment for the benefit of creditors, or (iv) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law;
          (e) if there shall be filed against Maker an involuntary petition seeking reorganization of Maker or the appointment of a receiver, trustee, custodian or liquidator of Maker or a substantial part of its assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect (any of the foregoing petitions being hereinafter referred to as an “Involuntary Petition”) and such Involuntary Petition shall not have been dismissed within ninety (90) days after it was filed;
     4.2 Remedies on Default.
          (a) Upon each and every such Event of Default and at any time thereafter during the continuance of such Event of Default: (i) any and all indebtedness and related amounts (including, without limitation, Default Payments) due from Maker to Holder under this Note or otherwise shall immediately become due and payable; and (ii) Holder may exercise all the rights of a creditor under applicable law.

     (b) In case any one or more Events of Default shall occur and be continuing, and acceleration of this Note or any other indebtedness or obligation of Maker to Holder shall have occurred, Holder may, inter alia, proceed to protect and enforce its rights by an action at law, suit in equity and/or other appropriate proceeding, whether for the specific performance of any agreement contained in this Note, or for an injunction against a violation of any of the terms hereof or thereof or in furtherance of the exercise of any power granted hereby or thereby or by law. No right conferred upon Holder by this Note shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.
SECTION 5. DEFENSES.
     5.1 No Offsets. The obligations of Maker under this Note shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.
SECTION 6. FOLLOW-ON FINANCINGS.
     Maker is seeking additional bridge financing, and longer term financing, to follow the bridge loan facility provided by Al Rajhi under this Note. Maker and Holder anticipate that an additional bridge loan facility of substantially the same amount as the Principal Amount hereunder, on substantially the same terms and conditions as provided herein, may be provided by Toucan Capital Fund II (“Toucan Capital”), or its affiliate Cognate BioServices, provided that regulatory waiver and/or approval is obtained from the US Small Business Administration (“SBA”). It is anticipated that the process of agency decision upon request for such waiver and/or approval may require approximately thirty to forty five (30-45) days. Maker and Holder also anticipate that a longer term financing, in a larger amount than the bridge loans, may be arranged by Maker prior to the Maturity Date of this Note. Maker will use commercially reasonable efforts to obtain such longer term financing, and to structure such financing to be non-dilutive to Company shareholders to the extent commercially feasible.
SECTION 7. EXTENSION OF MATURITY.
     7.1 Business Days. Should the Repayment Amount or any other amounts due under this Note become due and payable on other than a business day, the due date thereof shall be extended to the next succeeding business day. For the purposes of the preceding sentence, a business day shall be any day that is not a Saturday or Sunday, or a legal holiday in England and Wales or in the State of Delaware in the United States.
SECTION 8. ATTORNEYS’ FEES AND COLLECTION FEES.
     In the event that all or part of the indebtedness evidenced by this Note is collected at law or in equity, or in bankruptcy, receivership or other court proceedings, arbitration or mediation, or any settlement of any of the foregoing, Maker agrees to pay, in addition to the Repayment Amount and any other amounts due and payable hereunder, all costs of collection incurred by

Holder in collecting or enforcing this Note, including, without limitation, reasonable attorneys’ fees and expenses.
SECTION 9. WAIVERS, DISPUTES, JURISDICTION.
     9.1 Waivers by Maker. Maker hereby waives presentment, demand for payment, notice of dishonor, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Note.
     9.2 Actions of Holder not a Waiver. No delay by Holder in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver or modification of the terms hereof shall be valid unless set forth in writing by Holder and then only to the extent set forth therein.
     9.3 Dispute Resolution. Any dispute arising out of or in connection with this Note, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration, which are deemed to be incorporated by reference into this Section. The number of arbitrators shall be three, unless the parties jointly determine that the number of arbitrators shall be one. The seat, or legal place, of arbitration shall be London, United Kingdom. The language to be used in the arbitral proceedings shall be English.
     9.4 Waiver of Jury Trial. MAKER WAIVES ANY RIGHTS IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN MAKER AND HOLDER RELATING TO THE SUBJECT MATTER OF THIS NOTE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS NOTE, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENT OR AGREEMENT RELATING TO THE LOAN.
     9.5 Service of Process. Maker hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by delivery of a copy thereof by certified mail, postage prepaid, return receipt requested, to Maker, and/or by delivery of a copy thereof to a registered agent of Maker. Refusal to accept delivery, and/or avoidance of delivery, shall be deemed to constitute delivery. Maker irrevocably agrees that service in accordance with this Section 9.5 shall be deemed in every respect effective service of process upon Maker in any such suit, action or proceeding, and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon Maker. Nothing in this Section 9.5 shall affect the right of Holder to serve process in any manner otherwise permitted by law or limit the right of Holder otherwise to bring proceedings against Maker in the courts of any jurisdiction or jurisdictions.

SECTION 10. COVENANTS.
     10.1 Affirmative Covenants. So long as this Note shall remain outstanding:
          (a) Office. Maker shall maintain its head office in the United States.
          (b) Use of Proceeds. Maker shall use the proceeds from this Note for operating expenses and other obligations of the Company incurred in pursuing the Company’s business plan and strategy including, without limitation, clinical trial expenses, research and development expenses, expenses related to regulatory filings and processes with the US Food and Drug Administration (“FDA”) and applicable regulators in various international markets, preparations for commercial delivery of the Company’s products in various international markets, expenses related to US Securities and Exchange Commission (“SEC”) filings and processes, expenses related to salaries and other general and administrative operations, expenses related to litigation, and expenses of accountants, attorneys, consultants and other professionals.
          (c) Seniority. The indebtedness evidenced by this Note: (i) shall be pari passu with any bridge loan financing provided by Toucan Capital, Cognate BioServices or their assigns hereafter on substantially the same terms and conditions as this Note, and any other indebtedness or obligations of Maker to Holder, Toucan Capital and/or Cognate BioServices; (ii) shall be senior in all respects to all other existing indebtedness or obligations of Maker of any kind, direct or indirect, contingent or otherwise, other than obligations of Maker owed directly to state or federal government and other than as provided in this Section 10.1(c)(i).
          (d) Regulatory Information. So long as any principal or other obligation under this Note shall remain outstanding, Maker shall provide to Holder, within the applicable timeframe specified by Holder, all such information and assessments as may be necessary or desirable in order for Holder to comply with its reporting obligations to any governmental agency or authority including, without limitation, the US Small Business Administration (“SBA”). To the extent that any such information constitutes material non-public information, Holder agrees to keep such information cmfidential in accordance with applicable securities laws.
          (e) Business Activity. So long as any principal or other obligation under this Note shall remain outstanding, Maker shall make no change in its business activity that would render it or any of its business activities non-compliant with SBA regulations and guidelines.
     10.2 Negative Covenants. So long as any principal or other obligation under this Note shall remain outstanding:
          (a) No Liens. Maker shall not grant to any person or entity a security interest, lien, license, or other encumbrance of any kind, direct or indirect, contingent or otherwise, in, to or upon any assets of Maker, including, without limitation, any intellectual property of any kind (collectively, “Liens”), except (i) Liens to secure further financing for the purpose of (x) repaying the Principal Amount and any other amounts due pursuant to this Note and any other notes under which the repayment of principal and other consideration is pari passu with the repayment under this Note, or (y) funding the further operations of the Company, or (ii) Liens imposed by law for taxes that are not yet due or are being contested in good faith by the Company.
          (b) No Conflicting Agreements. Maker shall not enter into any agreement that would materially impair, interfere or conflict with Maker’s obligations hereunder.
          (c) No Distributions or Redemptions. Maker shall not declare or pay any dividends or make any distributions of cash, property or securities of Maker with respect to any shares of its common stock, preferred stock or any other class or series of its stock, or, directly or indirectly (except for repurchases of common stock by Maker in accordance with the terms of employee benefit plans or written agreement between Maker and any of its employees approved by the Board of Directors of Maker prior to April 29, 2008), redeem, purchase, or otherwise acquire for any consideration any shares of its common stock or any other class of its stock.
          (d) Other Limitations.
               (i) Maker shall not change the nature of its business activity in a manner that would cause a violation of 13 C.F.R. Section 107.720 and/or Section 107.760(b) (including, without limitation, by undertaking real estate, film production or oil and gas exploration activities).
               (ii) Maker will at all times comply with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.
               (iii) For a period of at least one year after the date of this Note, Maker will locate no more than 49 percent of the employees or tangible assets of Maker outside the United States.
SECTION 11. STOCK ISSUANCE, STOCK PRICE
     11.1 Partial Repayment in Stock. For the issuance of any common stock which Holder may elect, in its sole discretion, to receive in partial satisfaction of the Company’s obligation to pay the Repayment Amount on the Maturity Date, as provided in Section 1, the price per share of such common stock shall be the average of the closing price on the US Nasdaq Over the Counter Bulletin Board Market on each of the ten (10) trading days preceding the date of execution of this Note.
     11.2 Default Payments. In the event that a Default Payment becomes due from Maker to Holder as provided in Section 3, the issuance of common stock in satisfaction of such Default Payments shall be at the price per share equal to the average of the closing price of the Company’s common stock on the US Nasdaq Over the Counter Bulletin Board Market on each of the ten (10) trading days preceding (a) the date on which such Default Payment becomes due, or (b) the date on which such Default Payment is made, whichever is lower.

     11.3 Adjustments for Stock Splits, Dividends, Etc. In the event of changes in the Company’s common stock by reason of stock dividends, splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number of shares of common stock issuable to the Holder hereunder shall be correspondingly adjusted to give the Holder, upon such issuance, the total number, class, and kind of shares as the Holder would have owned had such shares of common stock been issued immediately prior to such changes, and had the Holder continued to hold such shares until after the changes requiring such adjustment.
SECTION 12. MAKER’S REPRESENTATIONS AND WARRANTIES.
Except as disclosed in the Maker’s public filings with the SEC, Maker represents and warrants the following:
     12.1 Organization, Good Standing and Qualification. Maker is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware in the United States, and has all requisite corporate power and authority to carry on its business. Maker is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties, operations, prospects or condition (financial or otherwise).
     12.2 Authorization. The execution, delivery and performance by Maker of this Note, and the transactions contemplated hereunder (including, without limitation, the issuance of common stock), have been duly authorized by all requisite corporate action by Maker in accordance with Delaware law. This Note is a valid and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting enforcements of creditors’ rights or general principles of equity.
     12.3 No Conflicts. The execution, delivery, performance, issuance, sale and delivery of this Note and compliance with the provisions hereof by Maker will not, to the knowledge of Maker, (a) violate any provision of any law, statute, rule or regulation applicable to Maker or any order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Maker or any of its assets or (b) conflict with or result in any material breach of any of the terms or conditions of any agreement or instrument to which Maker is a party, or give rise to any right of termination, cancellation or acceleration under any such agreement or instrument, or result in the creation of any lien or other encumbrance upon any of the material assets of Maker.
     12.4 Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of Maker, currently threatened against Maker, and/or its directors, officers, advisers, agents, properties, assets or business, in each case relating to Maker and/or its business, assets, operations or properties.
     12.5 No Liens. The material assets of Maker are not subject to any existing lien, pledge, security interest or other encumbrance, direct or indirect, contingent or otherwise.

     12.6 “Small Business”.
               (a) Small Business Status. Maker together with its “affiliates” (as that term is defined in Section 121.103 of Title 13 of Code of Federal Regulations (the “Federal Regulations”)) is a “small business concern” within the meaning of the Small Business Investment Act of 1958, as amended (the “Small Business Act” or “SBIA”), and the regulations promulgated thereunder, including Section 121.301(c) of Title 13, Code of Federal Regulations.
               (b) Information for SBA Reports. Maker has delivered and/or will deliver to Holder certain information, set forth by and regarding the Maker and its affiliates in connection with this Note, on SBA Forms 480, 652 and Part A and B of Form 1031. This information delivered was true, accurate, complete and correct in all material respects, and any information yet to be delivered will be true, accurate, complete and correct in all material respects, and in form and substance acceptable to Holder.
               (c) Eligibility. Maker is eligible for financing by Holder pursuant to Section 107.720 of Title 13 of the Federal Regulations and any other SBA regulations.
SECTION 13. HOLDER’S REPRESENTATIONS AND WARRANTIES
Holder understands that the shares of common stock to be issued to Holder hereunder have not been and will not be registered within any designated timeframe under the Securities Act of 1933, as amended (the “Securities Act”). Holder also understands that the common stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Holder’s representations contained in this Note. Holder hereby represents and warrants as follows:
          13.1 Investment Experience. Holder has substantial experience in evaluating and investing in private placement transactions of securities, and is capable of evaluating the merits and risks of its investment in Maker and has the capacity to protect its own interests.
          13.2 Investment Purpose. Holder is acquiring the common stock for its own account for investment only, and not with a view towards distribution.
          13.3 No Solicitation. Holder is not aware of publication of any advertisement in connection with the issuance of shares of common stock contemplated hereby.
          13.4 Accredited Investor. Holder is an “accredited investor” within the meaning of Regulation D under the Securities Act.
          13.5 Access to Information. Holder has had access to publicly available financial statements and other information regarding Maker and has had an opportunity to discuss such publicaly available information with authorized representatives of Maker. Holder has also had the opportunity to ask questions of and receive answers from, Maker and its management regarding the terms and conditions of the investment contemplated hereby.

          13.6 Stock Legend. Holder understands that all certificates evidencing the common stock issued to Holder hereunder shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.”
SECTION 14. PIGGYBACK REGISTRATION RIGHTS.
     14.1 Piggyback Registrations. The Company shall notify the Holder in writing at least fifteen (15) business days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (other than registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act), and shall afford the Holder an opportunity to include in such registration statement all or part of the shares of common stock issued pursuant to Section 11 hereof and held at such time by Holder (the “Registrable Securities”). If Holder desires to include in any such registration statement all or any part of the Registrable Securities held by it, Holder shall so notify the Company in writing within ten (10) business days after the above-described notice from the Company. Holder’s notice to the Company shall state the number of shares of Registrable Securities that Holder wishes to include in such registration statement.
     14.2 Underwriting. If the registration statement under which the Company gives notice under this Section 14 is for an underwritten offering, the Company shall so advise Holder. In such event, the right of Holder to include its Registrable Securities in a registration pursuant to this Section 14 shall be conditioned upon the Holder’s participation in such underwriting and the inclusion of the Holder’s Registrable Securities in the underwriting to the extent provided herein. Holder shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to all other holders of registration rights in effect as of the date hereof (the “Pre-existing Rights Holders”) that have elected to exercise such rights in connection with the registration statement; third, to Holder; and fourth, to any other shareholders of the Company (other than Holder and the Pre-Existing Rights Holders) on a pro rata basis.
     14.4 Expenses Of Registration. All expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 14 shall be borne by the

Company, “Registration Expenses” including, without limitation, all registration and filing fees, printing expenses, attorneys’ fees for the Company’s counsel and Holder’s counsel, blue sky fees and expenses, provided, however, that all discounts and selling commissions applicable to the sale incurred in connection with any registrations of Registrable Securities hereunder, shall be borne by the Holder on the basis of the number of shares sold by Holder.
SECTION 15. INDEMNIFICATION
     15.1 Indemnification.
          (a) In addition to all rights and remedies available to Holder at law or in equity, Maker shall indemnify Holder and each subsequent holder of this Note, and their respective affiliates, stockholders, limited partners, general partners, officers, directors, managers, employees, agents, representatives, successors and assigns (collectively, the “Indemnified Persons”) and pay on behalf of or reimburse such party for any losses, damages, or expenses, including, without limitation, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing which any Indemnified Person may suffer, sustain or become subject to as a result of or in connection with any material misrepresentation in, or material omission from, any of the representations and warranties, or any material breach of any covenant or agreement on the part of Maker under this Note, provided, however, that notwithstanding the foregoing or any other agreement to the contrary, in no event shall Maker be liable for indirect or consequential losses or damages of any kind, and in no event shall Maker be liable for any losses or damages resulting from the gross negligence or willful misconduct of Holder or a subsequent holder of this Note.
          (b) Within five (5) business days after receipt of notice of commencement of any action or the assertion of any claim by a third party, Holder shall give Maker written notice thereof together with a copy of such claim, process or other legal pleading of such claim. Maker shall have the right to assist in the defense thereof by representation of its own choosing, at its own expense.
     15.2 Survival. All indemnification rights hereunder shall survive the execution and delivery of this Note and the consummation of the transactions contemplated hereunder, for a period of two (2) years, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of Holder and/or any of the Indemnified Persons, or the acceptance by Holder of any certificate or opinion.
SECTION 16. REPLACEMENT OF NOTE.
     Upon receipt by Maker of reasonable evidence of the loss, theft, destruction, or mutilation of this Note, Maker will deliver a new Note containing the same terms and conditions in lieu of this Note. Any Note delivered in accordance with the provisions of this Section 6 shall be dated as of the date of this Note.

     SECTION 17. MISCELLANEOUS.
     17.1 Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Note shall be in writing and shall be deemed to be effective upon delivery if (i) personally delivered, (ii) sent by confirmed facsimile with a copy sent by nationally or internationall recognized overnight courier, (iii) sent by nationally or internationally recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Maker:	Northwest Biotherapeutics, Inc.
7600 Wisconsin Avenue
Suite 750
Bethesda, MD 20814
Tel: +1-240-497-4060
Fax: +1-240-497-4065
Attention: Alton Boynton
aboynton@nwbio.com

with a copy to:	David Engvall, Esq.
Covington & Burling
1201 Pennsylvania Avenue, N.W.
Washington, DC 20004-2401
Tel: +1-202-662-5307
Fax: +1- 202-778-5307
dengvall@cov.com

if to Holder:	Al Rajhi Holdings WLL
ARH Suisse SA
3 Rue Maurice
1204 Geneve
Suisse
Tel: +41 22 316 16 60
Fax: xxxxxxxxxxx
Attention: William Lovering
william.lovering@rajhi holdings.com

with a copy to:	Roy F. Ryan, Esq.
Schellenberg Wittmer
15bis, rue des Alpes
1201 Geneva
Switzerland
Tel: +41 22 707 8131
Fax: +41 22 707 8005
roy.ryan@swlegal.ch

or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance with the provisions of this Section.
     17.2 Parties In Interest; Assignment. This Note shall bind and inure to the benefit of Holder, Maker and their respective successors and permitted assigns. Maker shall not transfer or assign this Note without the prior written consent of Holder. Holder may transfer and assign this note without the prior consent of Maker.
     17.3 Entire Agreement. This Note contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.
     17.4 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then (i) such provision shall be excluded from this Note, (ii) the balance of the Note shall be interpreted as if such provision were so excluded, (iii) the balance of the Note shall be enforceable in accordance with its terms, and (iv) the parties shall negotiate in good faith to amend or add to the provisions of this Note to effectuate as nearly as reasonably practicable, and as nearly as permitted under applicable law, the original intent of the parties with respect to the provision excluded.
     17.5 Amendments. No provision of this Note may be amended or waived without the express written consent of both Maker and Holder, provided, however, that Holder may waive any provision hereof that inures to the benefit of Holder without the prior written consent of Maker.
     17.6 Headings. The section and paragraph headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Note.
     17.7 Governing Law. This Note shall be governed by and construed in accordance with the laws of the U.S. State of New York, other than any rules relating to choice of law.
     17.8 Nature of Obligation. This Note is being made for business and investment purposes, and not for household or other purposes.
     17.9 Expenses. Maker shall pay, reimburse or otherwise satisfy, upon demand of Holder, all fees, costs and expenses incurred and/or undertaken, and to be incurred and/or undertaken, by Holder relating to the preparation, development and execution of this Note.
     17.10 No Third Party Rights. A person who is not a party to this Note shall not have any rights under or in connection with it by virtue of the Contracts (Rights of Third Parties) Act 1999. The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Note is not subject to the consent of any person that is not a party to this Note.

     17.11 Counterparts. This Note may be executed and delivered in any number of counterparts, each of which is an original and which, together, have the same effect as if each party had signed the same document.
     IN WITNESS WHEREOF, Maker has caused this Note to be duly executed by its duly authorized person(s) as of the date first written above.

NORTHWEST BIOTHERAPEUTICS, INC.		AL RAJHI HOLDINGS WLL

By:	/s/Anthony P.Deasey	By:	/s/Khalid Al Rajhi

Name:	Anthony P. Deasey	Name:	Khalid Al Rajhi

Title:	Senior Vice President – Chief Financial Officer	Title:	Chief Executive Officer